Exhibit 99

USANA Health Sciences Announces Third Quarter Financial Results

  Net sales increased by 5.2% to $173.7 million
  Previously announced strategies implemented in second and third quarter result in 4.2% decrease in net earnings; EPS decreased 1.7% to $1.16
  Company provides updated 2013 net sales and earnings growth outlook

SALT LAKE CITY--(BUSINESS WIRE)--October 22, 2013--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal third quarter ended September 28, 2013.

Financial Performance

For the third quarter of 2013, net sales increased by 5.2% to $173.7 million, compared with $165.2 million in the prior-year period. The growth in net sales was driven by increases in both the Company’s Asia Pacific and North America/Europe regions. Net sales for the quarter were negatively impacted by: (i) an estimated $5.9 million due to the worldwide policy changes that the Company implemented at the end of the second quarter of this year, which require customers to purchase products in their home markets; (ii) $4.6 million due to the strategic price discounts that the Company announced at its International Convention in August and earlier this year; and (iii) $2.0 million due to changes in currency exchange rates.

Net earnings for the third quarter decreased by 4.2% to $16.8 million, compared with the prior-year period. This decrease was due primarily to higher Associate Incentives expense, attributable to the enhancements that the Company made to its Associate Compensation Plan at its August 2013 International Convention. Additionally, the effective tax rate for the third quarter was 420 basis points, or $1.0 million, higher than the previous year, due primarily to one-time tax benefits recognized in the third quarter of 2012. Earnings per share for the quarter decreased by 1.7% to $1.16, compared with $1.18 in the third quarter of the prior year. This decrease in earnings per share was attributable to lower net earnings, partially offset by a lower number of diluted shares outstanding from the Company’s share repurchases during the 12 months ended September 29, 2013. Total diluted common shares outstanding as of September 28, 2013 were 14.4 million, compared with 14.9 million as of September 29, 2012.

“During the third quarter, we implemented a number of strategic initiatives at our 2013 International Convention,” said Dave Wentz, the Company’s Chief Executive Officer. “These initiatives, which include price reductions and enhancements to our Associate compensation plan, are intended to drive long-term, sustainable customer growth for USANA. The combination of these initiatives and the worldwide policy changes that we introduced in the second quarter had the meaningful impact that we anticipated on our third-quarter results. Although it is still early, these initiatives have already produced several anticipated positive results, including: (i) an increase of approximately 30% in our worldwide Auto Order sales; (ii) an increase of approximately 40% in the number of weekly commission checks earned by Associates; and (iii) an increase of approximately 30% in the number of first-time check earners with USANA. Going forward, we expect these initiatives to contribute to the growth of our worldwide customer counts.”

Regional Results

Net sales in Asia Pacific increased by 4.6% to $107.4 million, compared with $102.7 million for the third quarter of the prior year. This improvement was due primarily to sales growth in the Southeast Asia Pacific region, which was driven by meaningful growth in Singapore and Malaysia. Sales in the Greater China region were flat, with significant growth in Mainland China and Taiwan, offset by a sales decrease in Hong Kong.

Net sales in North America/Europe increased by 6.1% to $66.3 million, compared with $62.5 million in the prior-year period. This improvement was due primarily to sales growth in Mexico and Canada, as well as the addition of our newest market, Colombia, which generated $1.4 million in sales during its first quarter of operations. The sales growth in these markets reflected increases in both the number of Active Associates and Preferred Customers.

“The performance of our North America region reflects the momentum we are generating in Mexico, Canada and, most recently, Colombia,” continued Wentz. “Our results in Greater China were in line with our expectations, considering the worldwide policy changes that we implemented during the second quarter of this year. Our expectations for Greater China have not changed and our team continues to focus on growth in Mainland China. I am confident in the strength of our underlying business in all of our regions and believe that we have implemented the right strategies to drive long-term growth.”

The Company continued to generate significant cash from operations and ended the quarter with $115.3 million in cash and cash equivalents. For the third quarter, cash generated from operations totaled $17.3 million. During the quarter, the Company did not repurchase any shares of its common stock and ended the quarter with $13.6 million remaining under the board authorized repurchase program.

Outlook

The Company provided the following updated consolidated net sales and earnings per share outlook for 2013:

  Consolidated net sales between $705 million and $710 million, versus the previous outlook of between $700 and $720 million
  Earnings per share between $5.35 and $5.40, versus the previous outlook of between $5.30 and $5.45

Chief Financial Officer, Paul Jones, commented, “We are tightening our guidance range as we head into the final quarter of 2013 and expect USANA to once again deliver record results in 2013. Although we expect continued pressure on our operating results for the next few quarters, we are confident that we will deliver growth during this period. More importantly, we believe that the strategies that we have implemented will increase our long-term growth potential.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, October 23, 2013 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	29-Sep-12	28-Sep-13	29-Sep-12	28-Sep-13

Net sales	$165,175	$173,691	$480,196	$531,909
Cost of sales	30,343	31,491	85,633	93,657
Gross profit	134,832	142,200	394,563	438,252

Operating expenses
Associate incentives	70,406	76,361	209,316	224,017
Selling, general and administrative	40,342	41,145	115,150	126,527

Earnings from operations	24,084	24,694	70,097	87,708

Other income (expense)	267	76	177	(33)
Earnings before income taxes	24,351	24,770	70,274	87,675

Income taxes	6,861	8,017	22,288	28,933

NET EARNINGS	$17,490	$16,753	$47,986	$58,742

Earnings per share - diluted	$1.18	$1.16	$3.19	$4.16
Weighted average shares outstanding - diluted	14,884	14,393	15,064	14,132

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	29-Dec-12	28-Sep-13
Current Assets
Cash and cash equivalents	$70,839	$115,349
Inventories	36,481	45,671
Other current assets	25,225	35,105
Total current assets	132,545	196,125

Property and equipment, net	61,751	60,432
Goodwill	17,890	18,105
Intangible assets, net	42,085	42,078
Deferred income taxes	5,956	3,562
Other assets	7,128	11,031
Total assets	$267,355	$331,333

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,040	$8,061
Other current liabilities	63,804	74,474
Total current liabilities	70,844	82,535

Other long-term liabilities	938	1,127
Deferred income taxes	10,001	9,022
Stockholders' equity	185,572	238,649
Total liabilities and stockholders' equity	$267,355	$331,333

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	29-Sep-12		28-Sep-13
Region

North America / Europe	$62,490	37.8%	$66,294	38.2%

Asia Pacific

Southeast Asia Pacific	35,709	21.6%	40,230	23.1%

Greater China	59,722	36.2%	59,768	34.4%

North Asia	7,254	4.4%	7,399	4.3%

Asia Pacific Total	102,685	62.2%	107,397	61.8%

Total	$165,175	100.0%	$173,691	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	29-Sep-12		28-Sep-13
Region

North America / Europe	79,000	32.6%	82,000	33.5%

Asia Pacific

Southeast Asia Pacific	58,000	24.0%	60,000	24.5%

Greater China	97,000	40.1%	94,000	38.3%

North Asia	8,000	3.3%	9,000	3.7%

Asia Pacific Total	163,000	67.4%	163,000	66.5%

Total	242,000	100.0%	245,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	29-Sep-12		28-Sep-13
Region

North America / Europe	52,000	81.3%	58,000	81.7%

Asia Pacific

Southeast Asia Pacific	6,000	9.4%	8,000	11.3%

Greater China	5,000	7.8%	3,000	4.2%

North Asia	1,000	1.6%	2,000	2.8%

Asia Pacific Total	12,000	18.8%	13,000	18.3%

Total	64,000	100.0%	71,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations